Exhibit 99.1


             Equinix to Purchase Its Flagship Washington, D.C. Area
            Data Center Campus; Company Ahead of Schedule on Closing
                of Sale-Leaseback of New Los Angeles Area Center

     FOSTER CITY, Calif.--(BUSINESS WIRE)--Oct. 6, 2005--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced an agreement to acquire its flagship Washington, D.C. area data center campus in Ashburn, Virginia for $53.0 million. The company also announced that it expects to close the sale-leaseback of its newly acquired Los Angeles area data center within 30 days, ahead of its previously announced target of year-end.
     Equinix's flagship Internet Business Exchange(TM) (IBX(R)) center in Ashburn is part of a 32.6 acre campus that totals 461,700 square feet located in the Dulles Corridor that is home to many of the region's technology companies. Equinix currently occupies three of the six buildings on the campus, including two fully built-out IBXs and a third available for expansion. The total campus is 95% leased. Equinix intends to sell those buildings that will not be used for expansion, and the company will evaluate opportunities to secure long-term financing on the retained buildings, either in the form of sale-leaseback or mortgage financing, by year-end. Equinix also leases a fourth building on a nearby campus that was opened as a part of the company's Washington, D.C. area expansion in December 2004.
     Equinix also announced that it is ahead of schedule in the closing of the sale-leaseback of its Los Angeles area center in El Segundo. The company originally purchased the property for $34.5 million in September of this year and is currently in negotiations with multiple parties to sell the center for $36.0 - $40.0 million. Equinix expects to close the transaction within 30 days.
     "With the announced sale of the Ashburn campus, we saw an opportunity to secure our flagship IBX center as well as to acquire contiguous expansion space to position ourselves for further growth in one of our strongest markets," said Peter Van Camp, CEO of Equinix. "Given the tremendous interest we have received in the planned sale-leaseback of our recently acquired Los Angeles area center, we are confident there is a great opportunity to obtain attractive long-term financing for this strategic Washington, D.C. area property as well."
     The purchase of the Ashburn, Virginia campus is not expected to have a negative impact on the company's previously issued guidance on quarter and year-end revenue and EBITDA. Absent this transaction, Free Cash Flow guidance for the year would also not be negatively impacted. Depending on the nature of the financing used for this property, the company will update Free Cash Flow guidance on Equinix's third quarter earnings conference call.

     About Equinix

     Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

     This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring and operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

     Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com